EXHIBIT 4



                   AMENDMENT TO REVOLVING CREDIT AGREEMENT


                                                   June 8, 1998

Jacobson Stores Inc.
3333 Sargent Road
Jackson, Michigan 49201

        Re: Revolving Credit Agreement dated as of March 24, 1997, as amended (the "Loan Agreement"), among Jacobson Stores Inc. (the "Borrower"), the Lenders described therein and The CIT Group/Business Credit, Inc., as Agent (the "Agent") for the Lenders_____________________________________________________

Ladies and Gentlemen:

Reference is made to the Loan Agreement. All capitalized terms used herein and not defined shall have the meanings given to such terms in the Loan Agreement.

This letter shall confirm the agreement of the Borrower and Agent, on behalf of the Lenders, to amend the Loan Agreement in the following manner:

        1. The definition of "Anniversary Date" set forth in Section 1.01 of the Loan Agreement is amended and restated in its entirety to read as follows:

               " 'Anniversary Date' shall have the meaning assigned to such term in Section 2.18 hereof."

        1. Section 2.18 of the Loan Agreement is amended and restated in its entirety to read as follows:

               "2.18.  Termination; Extension of Revolving Credit Commitments.

               "(a) Except as otherwise provided herein, the Borrower or any Lender acting through the Agent may terminate this Agreement and the Revolving Credit Commitments only on an Anniversary Date, and then only by giving the other ninety (90) days prior written notice of termination. The "Anniversary Date" initially shall be March 24, 2001, however such Anniversary Date and this Agreement, unless terminated as herein and in Section 9.02 provided, (i) automatically shall be extended for a one-year period if written notice of termination is not given by either the Agent or the Borrower in the manner specified above, and (ii) otherwise may be extended as provided in Subsection 2.18(b) below. In either case, the date to which the Anniversary Date is extended shall constitute the Anniversary Date for purposes of this Agreement.

               "(b) Provided that no Potential Default or Event of Default shall have occurred and be continuing, the Borrower may, by written notice (an "Extension Request") delivered to the Agent (which notice shall be irrevocable but shall not be deemed effective until actually received by the Agent) prior to May 1, but not before February 1, of any year, request that the Lenders extend the Anniversary Date then in effect to a date that is one year later than such Anniversary Date. The Agent shall promptly deliver a copy of such Extension Request to each of the Lenders. Each Lender shall, not later than May 31 of the year in which the Extension Request is received by the Agent, provide the Agent with a written notice which states whether such Lender is willing to extend the Anniversary Date then in effect for an additional year. If the Agent receives written approval of the Extension Request from all Lenders prior to May 31 of the year in which the Extension Request is received by the Agent, then effective as of the date of the Agent's receipt of all written approvals of the Extension Request from all Lenders, the Anniversary Date then in effect shall be extended for one year and the Agent shall notify the Borrower of such extension.

               "(c) If any Lender either (i) gives the Agent written notice that it is unwilling to extend the Anniversary Date then in effect as requested in the Extension Request or (ii) fails to provide the Agent with its written approval of the Extension Request on or before May 31 of the year in which the Extension Request is received by the Agent, then the Lenders shall be deemed to have declined to extend the Anniversary Date then in effect, and the Agent shall notify the Borrower thereof.

               "(d) Notwithstanding the foregoing, the Borrower may terminate this Agreement and the Revolving Credit Commitments at any time prior to any applicable Anniversary Date upon ninety (90) days prior written notice to the Agent and the Lenders, provided that the Borrower pays to the Agent for the pro rata benefit of the Lenders immediately upon demand, an Early Termination Fee and amounts due to the Lenders under Section 2.12 hereof, if any. All Obligations shall become due and payable as of any termination hereunder or under
        Section 9 hereof and, pending a final accounting, the Agent and the Lenders may withhold any balances in the Borrower's accounts (unless supplied with an indemnity satisfactory to the Agent to cover all of the Borrower's Obligations whether absolute or contingent). All of the Agent's and the Lenders' rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full. There shall not be any partial terminations of the Revolving Credit Commitments pursuant to this
        Section 2.18."

        2. Section 8.08 of the Loan Agreement is amended by adding the parenthetical phrase "($12,500,000 in the case of Borrower's fiscal year ending January 30, 1999)" immediately after the dollar amount of "$10,000,000" set forth in the sixth line.

All references to the Loan Agreement, whether set forth in the Loan Agreement itself or in any of the other Loan Documents, shall be deemed to be references to the Loan Agreement as amended hereby.

Except as expressly amended by the terms of this letter, the Loan Agreement shall remain unmodified and in full force and effect. Please acknowledge your agreement to the terms of this letter by executing this letter where indicated below and returning it to the undersigned. In addition, we request that all guarantors execute this letter where indicated below to confirm that their respective guaranties shall continue in full force and effect notwithstanding the agreements of the Borrower and Agent set forth in this letter.

                                         Very truly yours,

                                         THE CIT GROUP/BUSINESS CREDIT,
                                          INC., as Agent for the Lenders

                                         By: /s/ Kevin Y. Caragay
                                         Its: Assistant Secretary

Agreed to this 9th day of June, 1998:
               ---
JACOBSON STORES INC.

By: /s/ Kevin C. Binkley
------------------------
Its: Vice President - Treasurer
-------------------------------

Confirmed by the Guarantors this 9th day of June, 1998:
                                 ---
JACOBSON CREDIT CORP.

By: /s/ Kevin C. Binkley
------------------------
Its: Vice President Treasurer
-----------------------------

JACOBSON STORES REALTY COMPANY

By: /s/ Kevin C. Binkley
------------------------
Its: Vice President - Treasurer
-------------------------------